Exhibit 5.1

Suite 3400 Houston, TX 77002-2730 United States of America
Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America

T: +1 212 506 2500 F: +1 212 262 1910

www.mayerbrown.com
April 20, 2026

Battalion Oil Corporation 820 Gessner Road, Suite 1100 Houston, Texas 77024

Re: Battalion Oil Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Battalion Oil Corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-8 (the “Registration Statement”) of 1,452,324 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), for issuance and sale pursuant to the Battalion Oil Corporation 2020 Long-Term Incentive Plan, as amended (the “2020 Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

In connection with such matters, we have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

For purposes of our opinion, we have assumed the genuineness of all signatures on all documents examined by us, the legal competency of the individuals signing any such documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have also assumed that the offer and sale of the Shares will comply in all respects with the terms, conditions and restrictions set forth in the 2020 Plan.  As to other facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and have assumed, without independent inquiry, the accuracy of those representations.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that the issuance of the Shares has been duly authorized and, when issued, delivered and paid for in accordance with the 2020 Plan, such Shares will be validly issued, fully paid and nonassessable.

We are admitted to practice law in New York and our opinion expressed herein is limited solely to the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the laws of any other jurisdiction.

This opinion letter has been prepared for use in connection with the Registration Statement. This opinion letter has been prepared for use in connection with the Registration Statement. The opinion and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP
Battalion Oil Corporation
April 20, 2026
Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Mayer Brown LLP

DSB/GAZ/CMN

741962761.1